Exhibit  10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is entered into effective as of the 24th day of October, 2017 by and between Duplitrans, Inc., a Texas corporation ("DUPLITRANS"), and NuLife Sciences, Inc., a Nevada corporation ("NULIFE"), and collectively referred to hereinafter as the "Parties" or individually as a "Party."

WHEREAS, NULIFE entered into that certain Asset Purchase Agreement with GandTex LLC, a Texas limited liability company ("GANDTEX") on October 3, 2016 to acquire all of its assets and specifically its interests in certain patents and licenses to the Gandy processes, patents and other intellectual property; the acquisition of the assets closed on January 29, 2017 (the "Closing");

WHEREAS, NULIFE discovered several months later that DUPLITRANS was the actual owner an essential license to one of the GANDTEX patent, and therefore on July 27, 2017 DUPLITRANS, NULIFE and/or GANDTEX entered into various agreements including: that certain Addendum to the Asset Purchase Agreement, Royalty Agreement, Indemnity Agreement, Settlement Agreement, and Lock-Up Agreement for the purpose of transferring the benefit of the Asset Purchase Agreement from GANDTEX to DUPLITRANS with additional royalty benefits;

WHEREAS, the Parties desire to reverse this transaction in its entirety and return all of the assets to DUPLITRANS and GANDTEX as reflected herein, in consideration for the return of the Ten Million shares of Series B Preferred shares of NULIFE and the cancellation of the Royalty Agreement;

WHEREAS, the patents will be assigned to GANDTEX in accordance with a separate settlement and release agreement between NULIFE and GANDTEX;

WHEREAS, NULIFE desires to assign any of its license agreement rights back to DUPLITRANS using the attached Assignment Agreement attached as "Exhibit A" including all trade secrets, intellectual property, data, test results, technology, scientific information, or other relevant information regarding the transplant research and development, and to return that certain equipment to DUPLITRANS as detailed in "Exhibit C" attached herewith;

WHEREAS, NULIFE is not continuing its transplant research and has decided to cease any and all operations that include the Assets and patents described herein;

WHEREAS, NULIFE desires to provide further consideration of 2 million shares of common stock of NULIFE as further consideration to DUPLITRANS; and

WHEREAS, each Party hereto desires to release the other Party from any and all claims such Party may have against the other Party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Settlement Consideration. NULIFE will transfer and assign to DUPLITRANS the license it owns in the GANDTEX patents, all trade secrets, intellectual property, data, test results, technology, scientific information, or other material information (the "Assets") it owns regarding the transplant research and development that it received and developed from DUPLITRANS and GANDTEX pursuant to that certain Asset Purchase Agreement dated October 3, 2016 and the Addendum to the Asset Purchase Agreement dated July 27, 2017, and issue DUPLITRANS two million (2,000,000) shares of common stock of NULIFE properly issued and delivered within 30 days of this agreement, as full and complete satisfaction of any consideration owed to DUPLITRANS and transfer the Assets back with an Assignment Agreement attached as "Exhibit A". DUPLITRANS shall transfer and release ten million (10,000,000) shares of Series B Preferred Stock of NULIFE and release NULIFE of any and all royalty obligations as detailed in that certain Royalty Agreement dated July 27, 2017 as full and complete satisfaction of any consideration owed to NULIFE and transfer this stock consideration with a duly executed Stock Power attached as "Exhibit B". NULIFE hereby terminates any licenses or ownership claims to the Assets it acquired from GANDTEX and DUPLITRANS. Furthermore, NULIFE will transfer the patents it acquired in the October 3, 2016 Asset Purchase Agreement to GANDTEX as detailed in that certain settlement and release agreement between NULIFE and GANDTEX.

2.                   Acknowledgment of Full Consideration. DUPLITRANS acknowledges that the consideration provided in Section 1 above constitutes full and complete payment and other entitlements of DUPLITRANS in connection with past dealings with NULIFE and any and all other claims DUPLITRANS may have against NULIFE. NULIFE acknowledges that the consideration provided in Section 1 above constitutes full and complete payment and other entitlements of NULIFE in connection with past dealings with DUPLITRANS and any and all other claims NULIFE may have against DUPLITRANS. The Parties may continue to associate with each other after this Agreement is executed.

3.                  Release of Claims. In consideration of and conditioned upon the receipt of all of the consideration received by DUPLITRANS pursuant to this Agreement, DUPLITRANS, on behalf of itself and each of its partners, affiliates, associates, attorneys, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby releases and forever discharges NULIFE and each of its partners, affiliates, associates, officers, directors, shareholders, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future, whether in their incorporeal, individual, or professional capacities, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, administrative complaints, obligations, controversies, debts, costs, expenses, damages, judgments, claims for equity, claims for client equity or fees, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of any matter, cause, fact, thing, act, or omission whatsoever, occurring or existing at any time prior to and including the date of this Agreement.

Reciprocally, in consideration of and conditioned upon the receipt of all of the consideration received by NULIFE pursuant to this Agreement, NULIFE, on behalf of itself and each of its partners, affiliates, associates, officers, directors, shareholders, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby releases and forever discharges DUPLITRANS and each of its partners, affiliates, associates, attorneys, agents, representatives, predecessors, successors, and assigns, past, present, and future, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of any matter, cause, fact, thing, act, or omission whatsoever, occurring or existing at any time prior to and including the date of this Agreement.

4.                   Non-Assignment of Claims. Each Party represents and warrants that he or it has not assigned or transferred or attempted to assign or transfer to anyone any right, suit, demand, action, or cause of action based upon or arising out of or pertaining to or concerning or connected with any of the matters or things released herein. Each Party shall indemnify and hold harmless the other Party from and against any and all actions or causes of action based upon or arising in connection with any such assignment or transfer or any attempted assignment or transfer or any such action or other matter.

5.                  Indemnity. NULIFE hereby agrees to indemnify and hold harmless DUPLITRANS, its agents, representatives, employees, partners and independent contractors for any losses, damages or expenses that may be incurred by DUPLITRANS as a result of any breach by NULIFE of any covenant, agreement, representation or warranty made hereunder or any other loss, damage or expenses incurred by DUPLITRANS resulting from the acts or actions of NULIFE hereunder. Reciprocally, DUPLITRANS hereby agrees to indemnify and hold harmless NULIFE, its agents, representatives, employees, partners and independent contractors for any losses, damages or expenses that may be incurred by NULIFE as a result of any breach by DUPLITRANS of any covenant, agreement, representation or warranty made hereunder or any other loss, damage or expenses incurred by NULIFE resulting from the acts or actions of DUPLITRANS hereunder.

6.                   Post-Settlement Actions. The Parties desire to provide for an amicable settlement and, accordingly, agree that after the date hereof they shall not do anything to disparage or impair the business or business reputation of the other Party.

7.                   Further Assurances. The Parties intend this Agreement to be a complete and final settlement of all matters between them. Accordingly, each Party agrees to execute such further documents and to take such further actions as may be necessary or desirable to finally and fully settle all matters which have arisen or which may subsequently arise between them.

8.                   Notices. Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty four hours after the dispatch thereof A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

9.                   Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

10.                Entire Agreement. This Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto. No modification or amendment to this Agreement shall be effective unless it is contained in a written document that is signed by both Parties.

11.                Governing Law. This Agreement shall be governed and construed in accordance with the laws of Nevada. The Parties further agree that proper venue and jurisdiction for any dispute under this Agreement shall lie with the courts located in Nevada.

IN WITNESS WHEREOF, the Parties have each signed this Agreement either personally or by its duly authorized representative to be effective as of the date first given above.

Duplitrans, Inc.

By: ____________________

Its: ____________________

NuLife Sciences, Inc.

By: ____________________

Its: ____________________

Acknowledged and Accepted by:

GandTexLLC

By: __________________

Its: ________________